As filed with the Securities and Exchange Commission on Oct. 24, 2005   Registration No. 333-___________

______________________________________________________________________________

U.S. Securities and Exchange Commission

Washington, DC 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number: 333-61424

AIMS WORLDWIDE, INC.

 (Exact name of small business issuer as specified in its charter)

Nevada		82-0567854
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

10400 Eaton Place #450

Fairfax, VA  22030

703-621-3875, x2256        FAX 703-621-3870

(Address and telephone number of principal executive offices and principal place of business)

Gerald Garcia, Jr.

10400 Eaton Place #450

Fairfax, VA  22030

703-621-3875, x2256        FAX 703-621-3870

(Name and address of agent for service)

Copies to:

Cletha A. Walstrand, P.C.

1328 East 600 North

Bountiful, UT  84010

801-295-0089  FAX 801-295-3458

Approximate date of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.   [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	20,461,539	$0.65	$13,300,000	$1,423

(1)

Of these shares, 20,000,000 are being registered under a Standby Equity Distribution Agreement and 446,154 were issued as a one-time commitment fee to Cornell Capital Partners, LP.  Also, Sloan Securities Corporation intends to sell 15,385 shares of our common stock.  If there is a stock split, stock dividend or similar transaction involving AIMS Worldwide common stock, then the number of shares registered hereunder will automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

AIMS Worldwide, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated Oct. 24, 2005

AIMS WORLDWIDE, INC.

20,461,539 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 20,461,539 shares of common stock of AIMS Worldwide, Inc., by certain persons who are stockholders of AIMS, including Cornell Capital Partners, L.P. Please refer to “Selling Stockholders” beginning on page 16. AIMS is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. AIMS will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement, the “Equity Distribution Agreement”, which was entered into on April 25, 2005 between AIMS and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by AIMS. AIMS has agreed to allow Cornell Capital Partners to retain a fee of 5% of the proceeds raised under the Equity Distribution Agreement.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AMWW.”  The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On Sept. 23, 2005, the last reported sale price of our common stock was $0.65 per share. These prices will fluctuate based on the demand for the shares of our common stock.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 11.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
NEITHER THE SELLING STOCKHOLDERS NOR WE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is Oct. 24, 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY

THE OFFERING

RISK FACTORS

FORWARD-LOOKING STATEMENTS

SELLING STOCKHOLDERS

USE OF PROCEEDS RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT

DILUTION

STANDBY EQUITY DISTRIBUTION AGREEMENT

PLAN OF DISTRIBUTION

MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DESCRIPTION OF BUSINESS

MANAGEMENT

LEGAL PROCEEDINGS

DESCRIPTION OF PROPERTY

PRINCIPAL STOCKHOLDERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

DESCRIPTION OF SECURITIES

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE

EXPERTS

LEGAL MATTERS

HOW TO GET MORE INFORMATION

PART II

FINANCIAL STATEMENTS

PAGE # 5 6 9 15 16 17 18 19 21 23 26 29 31 32 32 34 35 36 37 37 38 38 39

PROSPECTUS SUMMARY

THE FOLLOWING IS ONLY A SUMMARY OF THE INFORMATION, FINANCIAL STATEMENTS AND NOTES INCLUDED IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING “RISK FACTORS” AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS BEFORE MAKING ANY INVESTMENT IN AIMS.

OVERVIEW

We incorporated in the State of Nevada on March 7, 1996 under the name B & R Ventures, Inc.  On March 28, 1999, we acquired all of the common stock of Enjoy The Game, Inc., a Missouri corporation, and changed our name to EtG Corporation.  At that time we began operating as a media and merchandising company to promote the positive aspects of athletic competition.  EtG Corporation conducted its operations through its subsidiary, Enjoy the Game, Inc., which had been incorporated in the state of Missouri on May 28, 1998.  Enjoy the Game, Inc. failed to achieve profitable operations and on November 15, 2002, we sold the Subsidiary back to its president.

On December 17, 2002, we acquired AIMS Worldwide, Inc.  AIMS Worldwide, Inc. incorporated in Nevada on October 7, 2002 as Accurate Integrated Marketing Solutions Worldwide, Inc. to act as the successor to AIMS Group, LLC which was organized in Virginia in November 2001.  As a result of this acquisition, we changed our name to AIMS Worldwide, Inc.

GOING CONCERN

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a retained deficit of $5,150,185 as of June 30, 2005. In addition, for the first six months of 2005 we have consumed cash in our operating activities of $1,007,039 and have a working capital deficit of $3,397,272. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

ABOUT US

Our principal executive offices are located at 10400 Eaton Place, #450, Fairfax, VA 22030.  Our telephone number is 703-621-3875, x2254, FAX is 703-621-3870, and our consumer website is located at www.aimsworldwide.com.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of AIMS. Cornell Capital Partners intends to sell up to 20,446,154 shares of common stock, 20,000,000 of which are under the Equity Distribution Agreement and 446,154 shares of common stock which were issued to Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement.  In addition, Sloan Securities Corporation intends to sell up to 15,385 shares of common stock. The commitment amount of the Equity Distribution Agreement is $35,000,000. At an assumed offering price of $0.65 per share, AIMS should be able to receive $13,000,000 of the $35,000,000 in gross proceeds under the Equity Distribution Agreement.

On April 25, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, AIMS may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $35,000,000. The purchase price for our shares is equal to 99%, or a 1% discount, of the offering price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $3,500,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received 446,154 shares of common stock issued as a one-time commitment fee under the Equity Distribution Agreement on April 25, 2005. Cornell Capital Partners will be paid a fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each advance. On April 25, 2005, AIMS entered into a Placement Agent Agreement with Sloan Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, AIMS paid Sloan Securities Corporation a one-time placement agent fee of 15,385 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock at the time of issuance.  On April 25, 2005, AIMS also paid Yorkville Management, LLC, the managing member of Cornell Capital Partners, a structuring fee of $10,000 and agreed to pay Yorkville $500 per advance.

As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, there will be a decrease in the amount of proceeds we may receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.65 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$0.65	$0.4875	$0.325	$0.1625
No. of Shares (1)	20,000,000	20,000,000	20,000,000	20,000,000
Total Outstanding (2)	50,409,431	50,409,431	50,409,431	50,409,431
Percent Outstanding (3)	39.67%	39.67%	39.67%	39.67%
Net Cash to AIMS (4)	$12,169,500	$9,114,500	$6,059,500	$3,004,500

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4)  Assuming offering costs of $50,000.

Common Stock Offered (1)

461,539 shares by selling stockholders

Offering Price

Market price

Common Stock Outstanding Before

30,409,431 as of June 30, 2005

  The Offering (1)

Use of Proceeds

We will not receive any proceeds of the shares offered by the selling stockholders.  Any proceeds we receive from the sale of common stock in the Equity Distribution Agreement will be used for acquistions and general working capital purposes.  See “Use of Proceeds.”

Risk Factors

The securities offered hereby involve a high degree of risk and immediate substantial dilution.  See “Risk Factors” and “Dilution.”

Over the Counter Bulletin Board Symbol

AMWW

(1) Excludes up to 20,000,000 shares of our common stock that will be issued under the Equity Distribution Agreement.

Summary Consolidated Financial Data

	Years Ended December 31,		Six Months Ended June 30,
	2003	2004	2004	2005
			(unaudited)
Selected Operating Data:
Revenue	$280,958	$652,434	$131,463	$413,207
Gross profit	280,958	652,434	131,463	227,899
Operating loss	$(672,538)	$(2,986,769)	$(447,377)	$(1,140,693)
Other income (expense), net	$(4,514)	$(129,978)	$(64,678)	$(57,882)
Loss from continuing operations before benefit for income taxes	$(677,052)	$(3,116,747)	$(512,055)	$(1,198,575)
Net loss	$(677,052)	$(3,116,747)	$(512,055)	$(1,198,575)
Basic and diluted loss per share	$(0.05)	$(0.20)	$(0.03)	$(0.05)
Shares used in computing net loss per share:
Basic and diluted	14,069,753	15,725,275	16,433,952	26,036,993

	June 30, 2005
	Actual	As adjusted
	(unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents	$635,229	$12,635,229
Working capital (deficit)	(3,397,272)	8,602,728
Total assets	2,627,368	14,627,368
Notes payable and accrued interest	3,568,626	3,568,626
Total stockholders' equity (deficit)	(1,484,869)	10,515,131

       The as adjusted data reflect the issuance of the 20,000,000 shares at an offering price of $0.65 per share; and the receipt of the net proceeds from this offering of approximately $12,000,000.

RISK FACTORS

We are subject to various risks that may harm our business, financial condition and results of operations.  You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

RISKS RELATED TO OUR BUSINESS

Management recognizes that we must raise additional financing to fund our ongoing operations, acquisitions and implement our business plan or we could be forced to curtail or cease operations.  It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations and further acquisitions. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations or acquisitions, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Equity Distribution Agreement. The amount of each advance under the Equity Distribution Agreement is subject to a maximum amount equal to $3,500,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher.

We have been the subject of a going concern opinion by our independent auditors which have raised substantial doubt as to our ability to continue as a going concern.   Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a retained deficit of $5,150,185 as of June 30, 2005. In addition, for the first six months of 2005 we have consumed cash in our operating activities of $1,007,039 and have a working capital deficit of $3,397,272. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

We will encounter risks and difficulties frequently encountered by early-stage companies.  Some of these risks include the need to:

*  attract new marketing solutions clients and maintain current client relationships;

*  offer competitive pricing;

*  maintain and expand our network of discount media advertising space through which we deliver Return on Marketing Investment (ROMI) programs;

*  achieve marketing campaign results that meet our clients’ objectives;

*  research, attract and acquire certain marketing communications services and media property core competency platform companies to meet our corporate development objectives;

*  identify, attract, retain and motivate qualified personnel;

*  successfully implement our business model;

*  manage our expanding operations; and

*  maintain our reputation and build trust with our clients.

Because our marketing solution client contracts generally can be cancelled by the client with little or no notice or penalty, the termination of one or more large contracts could result in an immediate decline in our revenues. We derive substantially all of our revenues from marketing services under short-term contracts, most of which are cancelable upon 90 days or less notice. In addition, these contracts generally do not contain penalty provisions for cancellation before the end of the contract term. The non-renewal, re-negotiation, cancellation or deferral of large contracts, or a number of contracts that in the aggregate account for a significant amount of revenues, could cause an immediate and significant decline in our revenues and harm our business.

We must introduce new products and services to grow our business.  Our success depends on our ability to develop and introduce new services that address our clients’ changing demands. Any new products or services that we develop will need to meet the requirements of our current and prospective clients and may not achieve significant market acceptance. The introduction of new products and services by our competitors, and the emergence of new industry standards, could render our existing products and services obsolete and unmarketable or require unanticipated investments in research and development. If revenues generated from the use of our technologies does not cover these development costs, our operating results could be adversely affected.

Our failure to protect our intellectual property rights could diminish the value of our services, weaken our competitive position and reduce our revenues.  Our success depends in large part on our proprietary rights. In addition, we believe that our service marks and trademarks are key to identifying and differentiating our products and services from those of our competitors. We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. These steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies.

If we do not retain our senior management and key employees, we may not be able to achieve our business objectives.  Our future success is substantially dependent on the continued service of our senior management and other key employees, particularly Gerald Garcia, our chief executive officer, Michael Foudy, our board chairman, Joe Vincent, our vice chairman and secretary and Patrick Summers, our chief financial officer. Although we plan to eventually obtain key-person insurance, we currently do not have key-person insurance on any of our employees. We may be unable to retain existing management, technical, sales and client support personnel that are critical to our success, resulting in harm to key client relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs. The loss of the services of our senior management or other key employees could make it more difficult to successfully operate our business and pursue our business goals.

We expect to pursue acquisitions or other investments, which may require significant resources and may be unsuccessful.  Part of our business strategy is to acquire or make investments in other businesses, or acquire or license products and technologies, to complement our current business. Any future acquisition or investment may require us to use significant amounts of cash, issue potentially dilutive equity securities or incur debt. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, product or technology, we have limited experience in integrating an acquisition into our business. Acquisitions involve numerous risks, any of which could disrupt our business and reduce the likelihood that we will receive the expected benefits of the acquisition, including:

*    difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

*    ineffectiveness or incompatibility of acquired technologies or services;

*    diversion of management’s attention from other business concerns;

*    unavailability of favorable financing for future acquisitions;

*    potential loss of key employees of acquired businesses;

*    inability to maintain the key business relationships and the reputations of acquired businesses;

*    responsibility for liabilities of acquired businesses; and

*    increased fixed costs.

We may need additional financing in the future, which may not be available on favorable terms, if at all.  We may need additional funds to finance our operations, as well as to enhance our services, fund our expansion, respond to competitive pressures or acquire complementary businesses or technologies. However, our business may not generate the cash needed to finance such requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities may have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our services, fund our expansion, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

Our common stock may be affected by limited trading volume and may fluctuate significantly, which may affect our shareholders’ ability to sell shares of our common stock.  Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of our common stock.

The ownership of our common stock is concentrated in the hands of our existing directors and executive officers; as a result, you may not be able to exert meaningful influence on significant corporate decisions.  Our directors and executive officers beneficially own, in the aggregate, approximately 34% of our outstanding shares of common stock as of September 30, 2005. These persons, acting together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, have the ability to control the management and affairs of our company. This concentration of ownership may harm the market price of our common stock by delaying or preventing a change in control of our company at a premium price even if beneficial to our other stockholders.

We are subject to price volatility due to our operations materially fluctuating; as a result, any quarter-to-quarter comparisons in our financial statements may not be meaningful.  As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

* our ability to retain existing clients and customers;

* our ability to attract new clients and customers at a steady rate;

* our ability to maintain client satisfaction;

* the extent to which our products gain market acceptance;

* the timing and size of client and customer purchases;

* introductions of products and services by competitors;

* price competition in the markets in which we compete;

* our ability to attract, train, and retain skilled management;

* the amount and timing of operating costs and capital expenditures relating to the expansion of  our business, operations, and infrastructure; and

* general economic conditions and economic conditions specific to our business.

RISKS RELATED TO THIS OFFERING

Future sales by our stockholders may negatively affect our stock price and our ability to raise funds in new stock offerings.  Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 30,409,431 shares of common stock outstanding as of June 30, 2005, 3,367,077 shares are freely tradable without restriction, unless held by our “affiliates;” 7,000 shares are control shares issued in April 2000. The remaining shares of common stock, which are held or will be held by existing stockholders, including the officers and directors, are or will be “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Cornell Capital Partners will pay less than the then-prevailing market price and will have an incentive to sell its shares, which may cause the price of our common stock to decline.  Cornell Capital Partners will purchase shares of our common stock pursuant to the Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of our common stock that it purchases pursuant to the Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

Cornell Capital Partners may be deemed to beneficially own the shares of common stock to be issued to Cornell Capital Partners corresponding to a particular advance notice form us even before such shares of common stock have been delivered to Cornell Capital Partners and may sell those shares before they have been delivered. Such sales may cause our stock price to decline.

Cornell Capital Partners is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell, which is prior to the date the stock is delivered to Cornell.  Cornell may sell such shares at any time after we deliver an advance notice.  Accordingly, Cornell may sell such shares during the pricing period.  Such sales may cause our stock price to decline.

In the event Cornell Capital Partners holds 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Standby Equity Distribution Agreement.  A possibility exists that Cornell Capital Partners may own 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products and services, we could be forced to curtail or cease our operations.

The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.  The selling stockholders intend to sell in the public market 20,461,539 shares of common stock being registered in this offering. That means that up to 20,461,539 shares may be sold pursuant to this registration statement. The Investor may sell the shares to be acquired pursuant to an advance notice during an applicable pricing period which could contribute to the decline of our stock price.  The sale of common stock to be acquired pursuant to an advance notice during an applicable pricing period could cause downward pressure on the price of our common stock and, therefore, affect the purchase price the Investor pays for the common stock.  Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The sale of our stock under our equity distribution agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.  In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if AIMS has not performed in such a manner to show that the equity funds raised will be used to grow AIMS. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock, the price will likely decline.

Our common stock may be affected by limited trading volume and may fluctuate significantly, which may affect our shareholders’ ability to sell shares of our common stock.  Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of our common stock.

Our common stock is deemed to be “Penny Stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.  Our common stock is deemed to be "PENNY STOCK" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

*

With a price of less than $5.00 per share;

*

That are not traded on a "recognized" national exchange;

*

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

*

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.  The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We may not be able to access sufficient funds under the Equity Distribution Agreement when needed.  We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Equity Distribution Agreement we have signed with Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $3,500,000 during any seven trading day period. Based on an assumed offering price of $0.65 per share, we will be able to draw a total amount of $13,000,000 in gross proceeds under the Equity Distribution Agreement. This amount will utilize all of the 20,000,000 shares of our common stock registered for the Equity Distribution Agreement under this registration statement. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement is less than $0.65 per share, we would receive fewer proceeds and need to register additional shares to fully utilize the funds available under the Equity Distribution Agreement.

We may not be able to obtain a cash advance under the Equity Distribution Agreement if Cornell Capital Partners holds more than 9.9% of our common stock.  In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management's Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to AIMS. A description of each selling stockholder's relationship to AIMS and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired Under The Equity Distribution Agreement	Percent of Outstanding Shares to be Acquired Under the Equity Distribution Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After the Offering (1)

Cornell Capital Partners, LP	446,154	1.46%	20,000,000	39.67%	20,446,154	-0-%
Sloan Securities Corporation	15,385	0.05%	-0-	-0-	15,385	-0-%

(1)

Applicable percentage of ownership is based on 30,409,431 shares of common stock outstanding as of June 30, 2005 (does not include shares subscribed but undistributed on that date), together with securities exercisable or convertible into shares of common stock within 60 days of June 30, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 30, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

The following information contains a description of each selling stockholder's relationship to AIMS and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with AIMS, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH AIMS

CORNELL CAPITAL PARTNERS. Cornell Capital Partners is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with AIMS. Those transactions are explained below:

EQUITY DISTRIBUTION AGREEMENT. On April 25, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, AIMS may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $35,000,000. The purchase price for the shares is equal to 99% of the market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $3,500,000, with no advance occurring within seven trading days of a prior advance. In connection with the Equity Distribution Agreement, Cornell Capital Partners received 446,154 shares of our common stock as a one-time commitment fee. Cornell Capital Partners is entitled to retain a fee of 5% of each cash advance.

There are certain risks related to sales by Cornell Capital Partners, including:

*

The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners receives more shares.

*

To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

*

The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

SLOAN SECURITIES CORPORATION. On April 25, 2005, we entered into a Placement Agent Agreement with Sloan Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Sloan Securities Corporation a one-time placement agent fee of 15,385 restricted shares of common stock on April 25, 2005, equal to approximately $10,000 based on our stock price on the date of April 25, 2005.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding AIMS so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS

RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of 20,000,000 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement. The purchase price under the Equity Distribution Agreement of the shares purchased under the Equity Distribution Agreement will be equal to 99% of the market price which is defined as the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. As an additional fee we will pay Cornell Capital Partners 5% of each cash advance we receive.

Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance for more than $3,500,000 every seven trading days or more than $35,000,000 over 24 months. We are issuing 20,000,000 shares of common stock under this registration statement in connection with the Equity Distribution Agreement. If we were to utilize the entire $35,000,000 available under the Equity Distribution Agreement, we would have to register additional shares.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $50,000, a plus a 5% retainer payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$5,000,000	$11,000,000	$35,000,000
Net Proceeds	$4,700,000	$10,400,000	$33,200,000
Number of Shares Issued Under the Equity Distribution Agreement at an Assumed Offering Price of $0.65	7,692,307	16,923,076	53,846,153
Use of Proceeds	Amount	Amount	Amount
Acquisitions - 70%	$3,290,000	$7,280,000	$23,240,000
Business Development - 20%	$940,000	$2,080,000	$6,640,000
Infrastructure and Improvement - 5%	$235,000	$520,000	$1,660,000
Operating Capital - 5%	$235,000	$520,000	$1,660,000
TOTAL	$4,700,000	$10,400,000	$33,200,000

Although we anticipate using the majority of any proceeds for acquisitions, we have total discretion as to how we apply any proceeds from the Equity Distribution Agreement.  Cornell Capital Partners has no authority to specify how any funds must be used nor do we need any consent from any party as to the use of funds.

DILUTION

Our net tangible book value as of June 30, 2005 was a deficit of $2,311,798, or ($0.0760) per share of common stock. Net tangible book value per share is determined by dividing out tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to AIMS, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an assumed offering price of $0.65 per share, which is in the range of the recent share price.

If we assume that we issued 20,000,000 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $0.65 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees equal to 5% of the advances we will receive from Cornell Capital Partners and offering expenses of $50,000, our net tangible book value as of June 30, 2005 would have been $9,988,202 or $0.1981 per share. Cornell Capital Partners would receive a 1% discount to the per-share price on the purchase of 20,000,000 shares of common stock. Such an offering would represent an immediate increase in the net tangible book value to existing stockholders of $0.2742 per share and an immediate dilution to new stockholders of $0.4519 per share. The following table illustrates the per share dilution:

Assumed offering price per share		$.65
Net tangible book value per share before this offering	$ -2,311.798	$-.0760
Increase attributable to new investors	$12,300,000	$.2742
Net tangible book value per share after this offering	$9,988,202	$.1981
Dilution per share to new stockholders		$.4519

The dilution tables set forth on this page are used to show the dilution that will result to our shareholders caused by our use of the equity line of credit provided under the Equity Distribution Agreement. The 446,154 shares of stock issued to Cornell Capital Partners and the 15,385 shares of stock issued to Sloan Securities Corporation have already been issued and these shareholders will therefore be subject to the same dilution as any other existing shareholder.

In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed market prices:

Assumed Offering Price	Number of Shares To be Issued (1)	Dilution Per Share To New Investors
$0.6500	20,000,000	$-.4519
$0.4875	20,000,000	$-.3506
$0.3250	20,000,000	$-.2494
$0.1625	20,000,000	$-.1481

(1) This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

STANDBY EQUITY DISTRIBUTION AGREEMENT

SUMMARY

On April 25, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $35,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 99% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each cash advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will receive 5% of each cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Sloan Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Equity Distribution Agreement. For its services, Sloan Securities Corporation has previously received 15,385 shares of our common stock, equal to approximately $10,000 based on our stock price on the date of issuance. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us. There are no other significant closing conditions to cash advances under the Equity Distribution Agreement.

EQUITY DISTRIBUTION AGREEMENT EXPLAINED

Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. We may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $35,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first. The amount of each advance is subject to a maximum amount of $3,500,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. However, in the event the price of our common stock decreases we will have to register additional shares of common stock to attain the maximum amount available under the Equity Distribution Agreement. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed offering price of $0.65 per share, we would issue 20,000,000 shares of common stock to Cornell Capital Partners for net proceeds of $12,169,500  (assuming offering costs of $50,000). These shares would represent 39.67% of our outstanding common stock upon issuance. We are registering 20,000,000 shares of common stock for sale under the Equity Distribution Agreement. Assuming an offering price of $0.65 per share, we should be able to gross $13,000,000 available under the Equity Distribution Agreement. If the average price for which we sold the shares under the Equity Distribution Agreement is lower than $0.65 per share, or we wish to gross more than $13,000,000 of the funds available under the Equity Distribution Agreement, we will need to file another registration statement with the SEC to register additional shares of common stock to fully utilize the shares we are registering under the Equity Distribution Agreement.

As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, we will experience a decrease in the amount of proceeds we may be able to receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.65 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$0.65	$0.4875	$0.325	$0.1625
No. of Shares (1)	20,000,000	20,000,000	20,000,000	20,000,000
Total Outstanding (2)	50,409,431	50,409,431	50,409,431	50,409,431
Percent Outstanding (3)	39.67%	39.67%	39.67%	39.67%
Net Cash to AIMS (4)	$12,169,500	$9,114,500	$6,059,500	$3,004,500

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4)

Assumes offering costs of $50,000.

Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $50,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, on April 25, 2005, Cornell Capital Partners received 446,154 shares of common stock as a one-time commitment fee. In addition, we issued 15,385 shares of common stock to Sloan Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent in connection with the Equity Distribution Agreement.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 99% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following our request for an advance. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received 446,154 shares of our common stock as a one-time commitment fee. The 5% retainage and the commitment fee are underwriting discounts. In addition, we engaged Sloan Securities Corporation, an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Equity Distribution Agreement.

We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. The offering expenses consist of: a SEC registration fee of $1,423. printing expenses of $2,500, accounting fees of $15,000, legal fees of $25,000 and miscellaneous expenses of $6,077. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The management’s discussion and analysis should be read in conjunction with the audited financial statements appearing at the end of this report.

Results of Operations for the Six Month Periods Ended June 30, 2005 and 2004

We had $413,207 in revenue for the six months ended June 30, 2005 compared with $131,463 in revenue for the same six month period of 2004.  Cost of sales was $185,308 leaving a gross profit of $227,899 for the six month period of 2005 compared to no cost of sales and a gross profit of $131,463 for the same six month period of 2004.  Our general and administrative expenses were $1,368,592 for the six months ended June 30, 2005 and included $249,107 to related parties compared to general and administrative expense of $578,840 for the same period in 2004.  Our net loss for the six months ended June 30, 2005 was $1,198,575 compared to $512,055 for the same period in 2004.

In February, AIMS Worldwide, Inc. concluded the asset purchase of Prime Time Broadband, Inc., a private cable system, engineering, construction, management and service provider in Orlando, Florida. Prime Time Broadband serves as the first narrowcast operation in the AIMS Interactive, Inc. major business unit (MBU) with 3,000 current subscribers reaching a certain demographic profile. AIMS expects to introduce new subscriber revenue enhancement services and AIMS client market research, analysis, measurement and direct fulfillment products that will add value to our One-2-One marketing solutions.

In the first half of 2005, AIMS invested in the continued development of our Accurate Integrated Marketing Solutions proprietary process, methods and practices.  AIMS spent $211,607 in new client business development, including a one time non-reoccurring expense of $165,000 on an inaugural marketing event to solicit, propose and present AIMS One-2-One Return On Marketing Investment (ROMI) to Strengthen and Save Our Social Security, Inc. (SOS), as well as several other major potential Accurate Integrated Marketing Solutions clients.  The Company continues to increase its investment in the continued development of the AIMS process, new client solicitations, and core competency target acquisition development cost.

Results of Operations for the Years Ended December 31, 2004 and 2003

We generated revenue from continuing operations of $652,434 in 2004 compared to revenues of $280,958 in 2003.   Revenue totaling $131,463 representing approximately 20% of total revenue in 2004, was generated by sales to related parties.  Other revenue of $520,971 was from unrelated clients in 2004 compared to $10,000 in 2003.  The majority of our revenue was received from one client, an unrelated party.

Costs and expenses for the year ended December 31, 2004 were $3,639,203 compared to $953,496 in 2003.  Costs and expenses in 2004 were significantly higher than the previous year due to production costs associated with a major client and accrued salaries, increased costs of public reporting obligations and acquisition costs.  Stock issued to employees and for services was expensed at $136,826 in 2004 compared to $5,000 in 2003.  General and administrative expenses were $2,306,957 for the year ended December 31, 2004 compared to $762,605 for the same period in 2003.  Related parties general and administrative expenses were $184,847 in 2004 compared to $60,891 for the same period in 2003.  For the year ended December 31, 2004, we had an operating loss of $2,986,769 compared to $672,538 in 2003.  Interest expense of $102,659 and related party expense of $27,319 totaled $129,978 for the year ended December 31, 2004 compared to $4,514 interest expense for the same period in 2003.  Net loss for the year ended December 31, 2004 was $3,116,747 compared to a net loss of $677,052 in 2003.

Critical Accounting Policies, Judgments and Estimates

General

The preparation of our Consolidated Financial Statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the Consolidated Financial Statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our Consolidated Financial Statements and other disclosures included in this report.

Provisions for Doubtful Accounts and Authorized Credits

We are exposed to losses due to uncollectible accounts receivable. Provisions for these items represent our estimate of actual losses based on our historical experience and are made at the time the related revenue is recognized. The provision for doubtful accounts is recorded as a charge to operating expense.   Historically, we have had no losses . However, unexpected or significant future changes in trends could result in a material impact to future statements of income and cash flows.

Legal Contingencies

In connection with certain pending litigation and other claims, we have estimated the range of probable loss and provided for such losses through charges to our income statement. These estimates have been based on our assessment of the facts and circumstances at each balance sheet date and are subject to change based upon new information and future events.

From time to time, we are involved in disputes that arise in the ordinary course of business, and we do not expect this trend to change in the future. We are currently involved in one legal proceedings as discussed in “Item 3: Legal Proceedings”.  We believe that we have meritorious defenses to the claims against us. However, even if successful, our defense against certain actions will be costly and could divert our management’s time. If the plaintiffs were to prevail on certain claims, we might be forced to pay significant damages and licensing fees, modify our business practices or even be prohibited from conducting a significant part of our business. Any such results could materially harm our business and could result in a material adverse impact on the financial position, results of operations or cash flows of all or any of our three segments.

Accounting for Income Taxes

We are required to recognize a provision for income taxes based upon the taxable income and temporary differences for each of the tax jurisdictions in which we operate. This process requires a calculation of taxes payable and an analysis of temporary differences between the book and tax bases of our assets and liabilities, including various accruals, allowances, depreciation and amortization. The tax effect of these temporary differences and the estimated tax benefit from our tax net operating losses are reported as deferred tax assets and liabilities in our consolidated balance sheet. We also assess the likelihood that our net deferred tax assets will be realized from future taxable income. To the extent we believe that it is more likely than not that some portion, or all of, the deferred tax asset will not be realized, we establish a valuation allowance. To the extent we establish a valuation allowance or change the allowance in a period, we reflect the change with a corresponding increase or decrease in our tax provision in our income statement.      Historically, these provisions have adequately provided for our actual income tax liabilities. However, unexpected or significant future changes in trends could result in a material impact to future statements of income and cash flows.

Asset Impairments

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. We assess the recoverability of our long-lived and intangible assets by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows. Impairment estimates have been based on our assessment of the facts and circumstances at each balance sheet date and are subject to change based upon new information and future events.

Liquidity and Capital Resources

At June 30, 2005, we had total assets of $2,627,368 consisting of $635,229 cash, $68,346 in accounts receivable, $1,000 of inventory and $10,390 in prepaid expenses.  Equipment, net of accumulated depreciation was $260,917 and other assets included a $50,000 deposit on an acquisition target, $774,557 in equity investments, $46,181 for a non-compete agreement and $780,748 in goodwill.

Our liabilities at June 30, 2005 totaled $4,112,237 and consisted of $327,611 in accounts payable, $216,000 in deferred income tax, $975,971 in notes payable to related parties, $598,171 in accrued interest payable to related parties, $1,399,492 and $594,992 in other notes payable and accrued interest. During the six months ended June 30, 2005, we have reduced accounts payable to related parties and accrued salaries by approximately $1,216,000 substantially by issuing 1,850,000 shares of common stock. In addition, we reduced notes payable and accrued interest by $57,500 by issuing 115,000 shares of common stock and increased notes payable by a net $225,000 with the Prime Time Cable acquisition.

Management of AIMS Worldwide, Inc., is currently seeking capital to purchase its first group of four to five profitable operating organizations.  In accordance with the AIMS Five Year Plan, the target companies are currently financially healthy operating entities that, once acquired, will help fulfill AIMS' unique mission of organically growing a viable network of affiliated marketing and media subsidiaries.

On April 25, 2005, the Company entered a Standby Equity Distribution Agreement (“Agreement”) with Cornell Capital Partners, L.P., (“Cornell”).  Under the Agreement, Cornell has committed to provide up to $35 million of funding to the Company to be drawn down over a 24-month period at the Company’s discretion.  The maximum draw down is $3,500,000 per advance notice with a minimum of five Trading Days between each advance notice.  A condition of the Agreement is the registration for resale with the Securities and Exchange Commission of securities purchased by Cornell pursuant to the Agreement.

Consideration for the Agreement required the Company to issue Common Stock of the Company in an amount equal to $290,000 and the Agreement requires the Company to pay a fee of 5% of each advance to Cornell.  Additionally, upon the Company issuing advance notices in an aggregate amount of $10,000,000, the Company shall pay to Cornell, a commitment fee equal to $250,000, which shall be paid by the issuance of a promissory note.  In connection with the Agreement, the Company has engaged Sloan Securities Corporation to act as the Company’s exclusive placement agent.

At December 31, 2004, total assets were $960,543 consisting of $923,518 in cash, $1,839 in prepaid expense, $5,816 in other current assets, $4,370 in equipment and $25,000 advance to merger candidate.  Total current liabilities at December 31, 2004 were $4,881,154.  Our liabilities consist of accounts payable of $162,520, accounts payable to related parties of $196,202, accrued salaries in the amount of $1,123,380, notes payable to related parties of $975,969, accrued interest payable to related parties of $543,120, notes payable non-related parties of $1,224,493, accrued interest payable to non-related parties of $538,439 and other current liabilities of $117,031.

We are still a relatively new company and have not yet fully implemented our business plan.  Due to our lack of profitable operations, our auditors have expressed substantial doubt about our ability to continue as a going concern.  We do not have any long-term capital commitments and we believe that our immediate needs can be met with a combination of cash on hand and through ongoing operations.  However, we will require additional capital to fully implement our business plan.  We are currently negotiating to acquire other media providers and estimate that we will have to raise approximately $10,000,000 during the coming year for operating expenses and acquisition costs.  We will also have ongoing legal and auditing expenses as well as office and lease expenses.  If we cannot generate sufficient capital through ongoing operations, we will likely sell common stock, seek advances from officers or explore other debt financing strategies.

Management of AIMS Worldwide, Inc., is currently seeking capital to purchase its first group of four to five profitable operating organizations.  In accordance with the AIMS Five Year Plan, the target companies are currently financially healthy operating entities that, once acquired, will help fulfill AIMS' unique mission of organically growing a viable network of affiliated marketing and media subsidiaries.

Also, in accordance with management timetables, the unique nature of AIMS concept makes the capital seeking process somewhat different than one pursued for single, traditional marketing and media companies, which do not offer a wide range or products as those planned by AIMS; as of spring 2005 company principals have received enthusiastic responses from individuals representing potential capital sources.

DESCRIPTION OF BUSINESS

AIMS™ was organized to provide accurate integrated marketing solutions to businesses, institutions and organizations.  Our corporate development model is to accelerate growth through carefully targeted acquisition of an array of media and marketing communications companies.

We improve the aim, reduce the cost to reach and focus the marketing proposition down to creating a “one-to-one” relationship with the ideal customer.  Thus, our company has been formed: Accurate Integrated Marketing Solutions (“AIMS”™). This “one-to-one” relationship will be built using traditional as well as new media channels to drive the customer toward a measurable personal online interactive relationship.  In the AIMS™ paradigm marketing client efforts are judged on a standard based on Return On Marketing Investment (“ROMI”™).  We believe this method is a solution to the paradox of declining mass market audiences coupled with increasing advertising costs, which fails to integrate emerging technologies.

We are a small media property and integrated marketing communications consultancy company. The main focus is to provide marketing communications and media distribution services to large and mid-sized businesses.  It is the Company's intention to provide these services by organic new client consultancy services and by external development of acquiring existing marketing communications and media distribution and property firms rather than hiring a creative, marketing and sales staff and building the business internally.

It is our intention to structure the Company into six divisions or groups; Marketing Consulting, Advertising Services, Strategy and Planning, Media, Public Affairs and Public Relations.  To this end we have entered strategic partnerships and acquired certain subsidiaries in order to achieve our desired organization.

AIMS Marketing Consulting Group consists of AIMS Worldwide, Inc., the parent of the divisions will oversee and control the remaining five groups.  In addition this Group will be the main conduit for new clients.

AIMS Advertising Services Group and strategic partner, Brad W. Baker Advertising Services, will focus on full service advertising, creative design, advertising production, direct response and strategic media planning for its clients.

AIMS Strategy and Planning Group has teamed with Harrell Woodcock Linkletter and strategic partners, Street Fighter Marketing, Inc., Bill Main & Associates, Inc. and Target America, Inc.  This group will provide marketing research, strategy, planning, consulting and training programs that provide cost effective methods and techniques to clients in advertising their services and products, plus effective selling and telemarketing skills.

AIMS Media Group includes the Company’s subsidiaries AIMS Interactive, Inc., f/k/a Prime Time Cable, Inc., a private cable TV delivery system in Florida and ATB Media which owns a 40% controlling interest in Radio Station KCAA in Loma Linda/San Bernadino, California, and minority interest in Group One Broadcasting, Inc., a Scottsdale, Arizona operator of the Talk One Radio Network.

AIMS Public Affairs Group and strategic partner Ikon Holdings, Inc. will concentrate on bringing the best and latest information and ideas from around the United States concerning candidates, public issues, legislation, state and local ballot measures.  This group will provide solutions to finding information on issues and organizations concerning local, state and national governments. We believe our national networking strategy will allow us to collect and deliver information to clients on a minute-by-minute basis.

AIMS Public Relations Group and strategic partner Sping O’Brien, Inc. will concentrate on creating public relations, publicity and special events through various media, networking, and promotions for its clients.

In July, 2005, we engaged Ashton Partners of Chicago, Illinois to serve as our professional service investor relations advisors and consultants.

Trademarks

We hold common law trademarks on AIMS™ and ROMI™.   AIMS™ is a unique doctrine, intellectual property, service, delivery system and corporate development method integrated into what we believe is a powerful client/customer centric business model.

AIMS™ is an audio-logical-acronym for Accurate Integrated Marketing Solutions. AIMS™ is a proprietary marketing service and delivery system designed to improve the aim, reduce the cost and lessen the reach to target a market on a “one-to-one” basis.   We believe AIMS™ will achieve a client company’s goals and objectives; maximizing the client’s Return On Marketing Investment (“ROMI™”).

AIMS™ is a marketing system that is designed to vertically integrate horizontal services into a focused “one-to-one” marketing program/campaign.  One-2-One is also a trademark/service mark owned by AIMS.  We believe this system can meet and exceed a client company’s goals and objectives to expand their top line revenues, market and Customer Relationship Management (“CRM”™) at lower cost than legacy advertising and marketing communications programs.

Myaims.com is an intellectual property for our online business and delivery service of our products.  Our websites, www.myaims.com and www.aimsworldwide.com are registered internet domain names owned and controlled by AIMS.

We also hold a technology license agreement with Advocast, Inc., a proprietary public issues digital marketing application service provider.

Subsidiaries

As part of its acquisition strategy, AIMS Worldwide, Inc. owns 100% of the following subsidiaries

AIMS Interactive, Inc. f/ka Prime Time Broadband, Inc., assets consists of cable programming services, field-deployed cable TV service equipment consisting of cable wire, head-end facilities and routing; equipment inventory; customer lists that include cable program subscription fees; contractual backlogs to design, construct and manage cable systems for at least 1,100 additional subscribers by the end of 2005; various intellectual property; office equipment; fleet vehicles; vendor agreements; operating leases; employment arrangements with staff; and membership interest in three LLCs.

Prime Time is a pioneer in private cable systems and currently serves more than 3,000 households and resort rooms in premier master planned communities and major resorts in greater Orlando, Florida.

ATB Media, Inc.  owns a 40% participating interest in Radio Station KCAA in Loma Linda/San Bernadino, California.  ATB Media, Inc. was formed to acquire radio broadcast properties and/or invest in companies that had previously acquired radio broadcast properties in small and medium-sized markets and to use innovative techniques and low cost, engineering-driven strategies to upgrade these properties into successful radio stations by relocating such properties to larger markets, increasing authorized power and/or authorized hours of operation.  ATB Media, Inc. owns rights to receive income participation from one or more radio stations.

ATB holds a 25% interest in Group One Broadcasting, Inc. that was organized to, among other matters, meet the needs and demands for quality radio programming. Group One Broadcasting, Inc. is the operator of the Talk One Radio Network in Scottsdale, Arizona.

AIMS has four signed letters of intent to acquire two marketing services companies, a digital marketing company, and a media property company.  There is no assurance any of the contemplated acquisitions will be consummated or if, when consummated, the operations will be successful.

Competition

Marketing and Media services in its various forms are one of the most competitive segments of business, commerce and enterprise management.  With its recent introduction, changes and dynamics caused by new online/ interactive communication technologies to the traditional/offline communications mediums (broadcast, satellite cast, print, post and telephone) the marketing landscape has become one of the most complex competitive tapestries in the world.

Our internal research indicates that an estimated worldwide $3/4 trillion dollars is spent annually on the full range of marketing, marketing communications, marketing services and delivery systems this is a massive, diverse and fragmented service industry.  As such, globally there can be little doubt as to the competition in the marketing services space in which the leading companies, agencies and firms are better established, positioned, branded, staffed and capitalized than our Company.

AIMS™ management has undertaken comprehensive industry research including evaluation of the full scope of marketing services including, but not limited to, advertising (Top 100), direct marketing (Top 20), sales promotion (Top 20), public relations (Top 20), market research (Top 25) and marketing support services (Top 200).  Based on our analysis, AIMS™ believes that traditional media and marketing services do not offer the integrated solutions we provide.

Regulation

Our business is not regulated by any governmental agency and approval from any governmental agency is not required for us to market or sell our products. However, some of our acquisitions may be subject to regulatory oversight. For example, the Federal Communications Commission regulates the radio and television properties.

Employees

We presently have 4 employees.  We plan to hire additional personnel on an as needed basis as our operations expend.  At the date of this report we do not have any formal employment agreements in place.

MANAGEMENT

OFFICERS AND DIRECTORS

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of September 23, 2005, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name	Age	Positions	Since
Gerald Garcia Jr. B. Joseph Vincent Michael Foudy Patrick J. Summers	61 61 53 49	CEO, President and Diretor Vice Chairman and Secretary Chairman Chief Financial Officer	2002 2002 2002 2002

The following is a brief summary of the business experience of our officers and directors:

Gerald Garcia Jr., CEO, President and Director.  Mr. Garcia has been President of AIMS since inception in October of 2002.  In December of 2000, Mr. Garcia became Chief Operating Officer of Gregory Welteroth Advertising in Montoursville, Pennsylvania and has served as President of that company since June of 2001.  Previously, Mr. Garcia was editor of the San Bernardino County Sun newspaper from September 1999 to May 2000 where he oversaw the transition of ownership from Gannett to Media News.  From 1995 to 1999, Mr. Garcia served as President and CEO of Heartland Capital Corp. in McLean Virginia.  Mr. Garcia has over 30 years experience in advertising and newspaper publishing and has worked in various capacities for several newspapers including the Houston Post, the Los Angeles Daily News, the Kansas City Star and the Knoxville Journal.

B. Joseph Vincent, Vice Chairman and Secretary.  Mr. Vincent has been a consultant and of counsel “strategist” to large (St. Joe/Arvida) and emerging (Firehouse Restaurant Group, Inc.; UCI Web Group, Inc. and IPG Integrated Power Group, Plc.) businesses for the past 10 years.  Prior to that, in 1990, he founded, and served as executive vice-president and chief operating officer, of Businesship International, Inc., a private $3.5 billion multi-national, multi-disciplined Saudi-America holding company with equities  in the information, education, distributive services and hospitality industries.  From 1979 to 1998, Mr. Vincent served as president and chief operating officer of Communications Group, Inc., and was principal in charge of corporate development, merger/acquisitions and capital creation leading to the first marketing communication services “roll-up” SEC IPO registration in 1987.  From 1965 to 1978 he served in varying executive capacities for Visual Graphics Corporation (American Stock Exchange), Recognition Equipment, Inc. (NASDAQ), and Control Data Corporation (NYSE).

Michael Foudy, Chairman.  Mr. Foudy Graduated from the University of Arizona in 1973 and received his JD from the University of Arizona Law School in 1976.  Mr. Foudy has been a member of the Board of Directors of AIMS since inception in October of 2002.  Mr. Foudy has practiced law in Arizona between 1977 and 1982, and is a principal founder and managing member of ATB Productions, LLC and the Heartland Group of Companies.  Mr. Foudy currently serves on the boards of UCI Web Group Inc, a consolidator of Internet website design and marketing firms and ATB Media, Inc.  Previously, Mr. Foudy hosted ATB’s “America The Beautiful” nationally syndicated talk radio show from February 1995 until February 1997 and co-hosted “Newsmaker” which was syndicated to 119 radio stations by the United Broadcasting Network from September 1996 until March 1999.  Mr. Foudy has been active in a variety of charitable and community organizations including the Tucson Free Clinic, Tucson Community Food Bank, Arizona Opera Company and Southwestern Film Consortium.

Patrick Summers, Chief Financial Officer.  Mr. Summers has been the Controller and Chief Financial Officer of AIMS since January of 2003.  Since 1994, Mr. Summers has been self-employed as an independent consultant, focusing his practice on strategic planning and financial management.  From 1998 to 2000 he was also the Controller and Chief Financial Officer of News USA, Inc., a privately owned public relations and publicity firm. Mr. Summers holds a Master of Science degree in Management from Louisiana State University in Baton Rouge where, during his senior year he was admitted to the campus honorary fraternities of Mortar Board and Omicron Delta Kappa.  His undergraduate degree is in International Relations with an emphasis on systems theory.

All officers hold their positions at the will of the Board of Directors. All directors hold their positions for one year or until their successors are elected and qualified.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

AUDIT COMMITTEE AND FINANCIAL EXPERT

Our audit committee consists of Chairman Michael L. Foudy and Vice Chairman B. Joseph Vincent. They will recommend a firm of independent certified public accountants to audit the annual financial statements, review the independent auditors' independence, the financial statements and their audit report, and review management's administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document. The Company has no audit committee financial expert, as defined under Section 228.401, serving on its audit committee because it has no audit committee and is not required to have an audit committee because it is not a listed security as defined in Section 240.10A-3.

CODE OF ETHICS

We have adopted a Code of Ethics and filed it as an exhibit to our Form 10-KSB filed March 4, 2003.

EXECUTIVE COMPENSATION

Executive compensation for the previous three years is as follows:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year Ended	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
					Awards		Payouts
		Salary ($)	Bonus($)	Other Annual Compen- sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Gerald Garcia, Jr. Chief Executive Officer and President Patrick J. Summers Chief Financial Officer Michael Foudy Chairman B. Joseph Vincent Vice Chairman and Secretary	12/31/04 12/31/03 12/31/02 12/31/04 12/31/03 12/31/02 12/31/04 12/31/03 12/31/02 12/31/04 12/31/03 12/31/02	105,000 115,269 -0- 59,946 61,956 -0- 9,750 70,000 -0- -0- 47,500 -0-	-0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0- 77,250(1) 32,000 -0- 80,000(2) -0- -0-	372,000(3) -0- -0- 91,500 -0- -0- 372,000(3) -0- -0- 372,000(3) -0- -0-	-0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0- -0- 7,483 -0- -0- -0- -0-

(1)  Mr. Foudy, owns and controls Gramercy, LLC which was paid $77,250 in consulting fees.

(2)  Mr. Vincent was paid $80,000 in consulting fees.

(3) Mr. Foudy, Mr. Vincent and Mr. Garcia each received 600,000 shares of restricted common stock of the Company valued at $0.62 per share as partial compensation for their services.  The stock was granted in January 2005 for services performed in 2004.

We have not established any pension, profit sharing or insurance programs for the benefit of our employees.

DESCRIPTION OF PROPERTY

Our executive offices are located at 10400 Eaton Place, Suite 450, Fairfax, Virginia 22030.  We have an additional office in Tampa, Florida at a cost of $241 per month under a month to month arrangement.

PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 30, 2005, the name and shareholdings of each person known to us that either directly or beneficially holds more than 5% of our 30,409,431 issued and  outstanding shares of common stock, par value $.001.  The table also lists the name and shareholdings of each director and of all officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Title of Class	Number of Shares Beneficially Owned	% of Shares

Gerald Garcia Jr., (1)

25224 Dunegan Square

South Riding, VA 20152

B. Joseph Vincent (1)

1064 High Rock Rd

Raphine, VA 24472

Michael Foudy (1)(2)

1600 North Oak St., 10th floor

Arlington, V A22209

Max E. Miller (3)

9746 South Park Circle

Fairfax Station, VA 22039

Patrick Summers (1)

1805 Crystal Dr., #901

Arlington, VA 22202

Charles H. Brunie (4)

21 Elm Rock Road

Bronxville, NY  10708

Denison Smith

11730 Fairfax Woods Way #1306

Fairfax, VA 22030

William J. Strickler

1701 Colleen Dr.

Orlando, FL  32809

	Common Common Common Common Common Common Common Common	2,858,567 2,850,000 4,512,117 2,299,113 91,500 2,142,857 1,705,434 1,576,086	9.4% 9.37% 14.83% 7.56% 0.30% 7.0% 5.6% 5.18%

Officers & Directors as a group: 4	Common	10,312,184	33.91%

(1)  Officer and/or Director

(2)  Mr. Foudy holds 1,212,166 shares in his name and 2,431,870 shares are held in the name of Gramercy Investments, LLC.  Mr Foudy is owner of Gramercy Investments, LLC.  766,032 shares are held in the name of ATB Productions, LLC, of which Mr. Foudy is 51% owner and 102,049 shares are held in the name of Erin Marie Foudy Trust, Michael L. Foudy, Trustee

(3)  1,750,000 of Mr. Miller’s shares are held by Media Partners, LLC.  Mr. Miller is the managing member of Media Partners, LLC. Mr. Miller holds 549,113 shares directly.

(4)  Mr. Brunie holds 2,142,857 shares directly.  Mr. Brunie is a member of Media Partners which holds 1,750,000 shares.  The Media Partners shares were attributed to Mr. Max Miller who is the managing member of Media Partners.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our chairman and director, Michael Foudy, was a member of the management committee of the For Our Grandchildren Social Security Education Project.  (“Education Project”).  We had an agreement to provide marketing and communications services for the Education Project through December 31, 2004. The Company recorded $131,463 and $270,958 in revenue  in 2004 and 2003 respectively from the For Our Grandchildren Social Security Education Project, (“Education Project”) under a cost plus fee arrangement, representing 96 percent of total revenue in 2003 and 20 percent of total revenue in 2004.

We accrued stock-based compensation totaling $1,123,380 as of December 31, 2004 for services performed by our officers during 2004.  In January 2005, we issued those officers a total of 1.8 million shares of common stock valued $1,123,380 in satisfaction of our liability.

In 2004, we acquired a company under common control, ATB Media, Inc. (“ATB”.)  ATB was formed in 1997 in Delaware to participate in the acquisition and operation of radio and television stations.  Prior to our acquisition, ATB had advanced $1,010,573 to entities acquiring certain of these radio stations.  In addition, ATB had acquired a $201,659 interest in Group One Broadcasting, Inc. Because of uncertainty in recovering these investments, management has written them off.

Unsecured notes payable, due on demand, and related accrued interest to related parties as of December 31, 2004 follow:

	Principal	Interest
Max E. Miller, 15% interest	$125,000.00	$39,376.00
Michael Foudy, -0-% interest	125,000.00	-
Michael Foudy, 15% interest	282,744.00	286,668.00
Denison E. Smith, 12% interest	248,710.00	142,171.00
Gerald Garcia, 10% interest	30,000.00	24,000.00
Media Partners, 6.5% interest	164,515.00	34,150.00
Foudy/Miller	-	16,755.00
	$975,969.00	$543,120.00

In 2004, certain debt holders forgave debt totaling $1,326,843 of our notes payable and accrued interest in exchange for a total of 1,206,220 shares of our common stock as follows:

		Number of
	Debt	Shares
Max E. Miller, 15% interest	$155,001	140,910
Michael Foudy, -0-% interest	125,000	113,636
Michael Foudy, 15% interest	548,383	498,530
Denison E. Smith, 12% interest	375,959	341,781
Gerald Garcia, 10% interest	52,500	47,727
Michael Debolt, 10% interest	70,000	63,636
	$1,326,843	1,206,221

In 2004 and 2003, respectively, we paid consulting fees totaling $157,250 and $60,891 to Directors, acting in the capacity of consultants.

In 2004, we paid legal fees totaling $25,000 to a shareholder acting in the capacity of an attorney. We are indebted to the shareholder in the amount of $37,500 as of December 31, 2004.

In 2004, we paid consulting fees totaling $5,693 to a shareholder. We are indebted to the shareholder in the amount of $33,333 as of December 31, 2004.

In 2004, we paid consulting fees totaling $21,904 to a shareholder. We are indebted to the shareholder in the amount of $32,340 as of December 31, 2004.

We are indebted to affiliates in the amount of $30,923 as of December 31, 2004.

In 2003, we paid legal and other costs on behalf of ATB Media Services, Inc., an affiliate, totaling $65,319.  We incurred these costs in connection with the proposed business combination that was completed in 2004.

We subleased office space from the organization that we managed at a cost of $1,733 per month under an agreement that ran through August 31, 2004.  We currently occupy the same space on a month to month agreement.  Total sublease payment were $4,720 and $28,269 for the years ended December 31, 2004 and 2003, respectively.  We obtain office support, equipment and services under cost sharing agreements with this organization and an unrelated Company with which it shares subleased office space accrued at a total monthly cost of $8,750. Total payments under the cost-sharing arrangements were $-0- and $105,000 for the years ended December 31, 2004 and 2003, respectively.  We are indebted to the organization in the amount of $42,136 as of December 31, 2004.

We have a license agreement with GMMJ General Partnership.  The constituent partners of GMMJ are B. Joseph Vincent, Gerald Garcia Jr., Max Miller and Michael Foudy.  Under the agreement, we will pay an initial fee of $1,500 and a royalty of one percent of revenue for the use of any business methods, processes and intellectual property developed by GMMJ including the “Accurate Integrated Marketing Solutions” business services model and related trade secret systems and processes, URLs, logos and trade names. Messrs Vincent, Garcia and Foudy are officers and directors of AIMS. Mr. Miller is an affiliate by shareholdings.

GMMJ General Partners has agreed to waive payment of said compensation until such time as the Company has suitable revenues, income and cash flow and received no payments from the Company in 2002, 2003 and 2004.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Over the Counter Bulletin Board under the symbol AMWW.  At September 23, 2005 there were approximately 235 shareholders of record holding 30,409,431 shares of common stock.  Of the issued and outstanding common stock, approximately 3,367,077 are free trading.  The balance of issued stock are restricted stock as that term is used in Rule 144.  Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.  The following table shows the highs and lows of the closing bid and ask on the Company’s stock for the previous two years.

CLOSING BID

CLOSING ASK

High

Low

High

Low

2005

Jan 3 thru March 31

.85

.52

1

.69

April 1 thru June 30

.65

.30

1

.51

2004

Jan. 2 thru March 31

.60

.51

.72

.62

April 1 thru June 30

.80

.55

1

.72

July 1 thru Sept. 30

.55

.30

1.01

.40

Oct. 1 thru Dec. 31

.75

.30

.90

.40

2003

Jan 2 thru March 31

1.01

.51

1.14

.75

April 1 thru June 28

1.15

.65

1.50

1

July 1 thru September 30

.90

.61

1.05

.70

October 1 thru December 31

.61

.40

.77

.51

The above quotations, as provided by Pink Sheets, LLC, represent prices between dealers and do not include retail markup, markdown or commission.  In addition, these quotations do not represent actual transactions.

We have not paid or declared any dividends since inception and do not intend to declare any such dividends in the foreseeable future.  Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares $0.001 par value preferred stock.

Common Stock

As of the date of this prospectus, there were 30,409,421 shares of common stock outstanding held by approximately 235 shareholders.

Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Except for any priority in the payment of dividends which may be granted to the holders of preferred stock, holders of common stock are entitled to receive on a per share basis any dividends that may be legally declared from time to time by our board of directors. If we were to liquidate, dissolve or wind up our affairs, holders of common stock would be entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding preferred stock. All of our issued and outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of common stock holders are subject to the rights of the holders of preferred stock even if the preferred stock is issued after your common stock.

No Preemptive Rights

Holders of common stock do not have any preemptive right to subscribe for or purchase any class of our securities nor do they have any redemption or conversion rights.

No Cumulative Voting

Common stock shareholders do not have the right to cumulate his or her votes in an election of directors or for any other matter or matters to be voted upon by our shareholders.

Preferred Stock

The board of directors has the authority, without any further vote or action by the shareholders, to issue up to 10,000,000 shares of preferred stock from time to time on those terms that the board of directors may determine. Although it is not possible to state what effect, if any, issuance of preferred stock might have on the rights of common stockholders, the issuance of preferred stock may have one or more of the following effects:

*

to restrict common stock dividends if preferred stock dividends have not been paid

*

dilute the voting power and equity interest of holders of common stock to the extent that any preferred stock has voting rights or is convertible into common stock

*

to prevent current holders of common stock from participating in our assets if we were to liquidate until the preferred stockholders have been paid.

The issuance of any shares of preferred stock having rights superior to those of common stock may result in a decrease of the value or market price of the common stock. The issuance of preferred stock could also be used by the board of directors as a device to prevent a change in our control. There are no shares of preferred stock presently outstanding and the board of directors does not presently intend to issue any shares of preferred stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes or disagreements with our accountants.

EXPERTS

The consolidated financial statements as of December 31, 2004 and for the fiscal years ended December 31, 2004 and 2003, included in this prospectus and in this registration statement, have been audited by Cordovano and Honeck LLP, as reported in their report of independent registered public accounting firm appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

TRANSFER AGENT

The transfer agent for our common stock is Interwest Transfer Company, Inc. Their address is 1981 East 4800 South, Suite 100, P. O. Box 17136, Salt Lake City, Utah 84117, and their telephone number is 801-272-9294.

LEGAL MATTERS

Cletha A. Walstrand, P.C., will pass upon the validity of the shares of common stock offered hereby. Cletha A. Walstrand, P.C., is located at 1328 East 600 North, Bountiful, UT 84010.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to AIMS and the shares to which this prospectus relates. Copies of the registration statement and other information filed by AIMS with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as AIMS which filed electronically with the SEC at the following Internet address:
(http:www.sec.gov).

AIMS WORLDWIDE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm

40

Consolidated Balance Sheets at December 31, 2004

and June 30, 2005 (Unaudited)

41

Consolidated Statements of Operations

for the Years Ended December 31, 2004 and 2003

and the six months ended June 30, 2005 and 2004 (Unaudited)

43

Consolidated Statements of Stockholders’ Deficit

for the period from January 1, 2003 through December 31 2004 and through June 30, 2005 (Unaudited)

44

Consolidated Statements of Cash Flows

for the Years Ended December 31, 2004 and 2003 and

the six months ended June 30, 2005 and 2004 (Unaudited)

45

Notes to Consolidated Financial Statements

46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:

AIMS Worldwide, Inc.:

We have audited the accompanying consolidated balance sheet of AIMS Worldwide, Inc., a Nevada corporation, and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AIMS Worldwide, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for each of the years in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that AIMS Worldwide, Inc. will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s significant operating losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern.  The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

As described in Note 2, 75 percent and 96 percent respectively, of the Company’s net sales in the years ended December 31, 2004 and 2003 are concentrated in one customer.  A reduction in the level of net sales to or the loss of this customer could have a material adverse effect on the Company’s financial condition and results of operations.

In 2003, the Company emerged from the development stage.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP

Denver, Colorado

April 13, 2005

AIMS Worldwide, Inc.

Consolidated Balance Sheets

Assets

Assets
	December 31, 2004	June 30, 2005
Current Assets:		(Unaudited)
Cash	$ 923,518	$ 635,229
Accounts receivable	-	68,346
Inventory	-	1,000
Prepaid expense	1,839	10,390
Other current assets	5,816	-

Total current assets	931,173	714,965

Equipment, at cost, net of
accumulated depreciation of $2,380 and $18,175	4,370	260,917

Other Assets:
Deposit on acquisition target	25,000	50,000
Equity investments	-	774,557
Goodwill	-	780,748
Noncompete, net of amortization of $3,819	-	46,181

Total Assets	$ 960,543	$ 2,627,368

See accompanying notes to consolidated financial statements

AIMS Worldwide, Inc.

Consolidated Balance Sheets (Continued)

Liabilities and Shareholders' Deficit

Liabilities and Shareholders' Deficit
	December 31, 2004	June 30, 2005
Current Liabilities:		(Unaudited)
Accounts payable	$ 162,520	$ 223,831
Accounts payable to related parties (Note 3)	196,202	103,780
Accrued salaries (Note 3)	1,123,380	-
Notes payable, related parties (Note 3)	975,969	975,971
Accrued interest payable, related parties (Note 3)	543,120	598,171
Notes payable, other (Note 5)	1,224,493	1,399,492
Accrued interest payable, other	538,439	594,992
Other current liabilities	117,031	-
Total current liabilities	4,881,154	3,896,237

Long-term Liabilities:
Deferred income tax	-	216,000
Total liabilities	4,881,154	4,112,237

Commitment (Note 7)	-	-

Shareholders' Deficit (Note 6)
Preferred stock, $.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares
authorized, 22,077,452 and 30,409,431 shares
issued and outstanding	22,077	30,409
Additional paid-in capital	-	4,038,657
Stock subscription receivable	-	(403,750)
Retained deficit	(3,942,688)	(5,150,185)

Total Shareholders' Deficit	(3,920,611)	(1,484,869)

Total Liabilities and Shareholders' Deficit	$ 960,543	$ 2,627,368

See accompanying notes to consolidated financial statements

AIMS Worldwide, Inc.

Consolidated Statements of Operations

	Year Ended		Six Months Ended
	December 31,		June 30,
	2004	2003	2005	2004
Revenue:			(Unaudited)	(Unaudited)
Related parties	$ 131,463	$ 270,958	$ -	$ 131,463
Others	520,971	10,000	413,207	-
	652,434	280,958	413,207	131,463
Costs and expenses:
Cost of sales	-	-	185,308	-
Gross profit	652,434	280,958	227,899	131,463

Stock issued to employees and for services	136,826	5,000	332,912	84,478
Asset impairment charge (Note 3)	1,010,573	125,000	-	-
General and administrative expenses	2,306,957	762,605	786,573	272,040
General and administrative expenses, related parties (Note 3)	184,847	60,891	249,107	222,322
Total costs and expenses	3,639,203	953,496	1,368,592	578,840

Operating Loss	(2,986,769)	(672,538)	(1,140,693)	(447,377)

Interest Expense, net	(102,659)	(4,514)	(57,935)	(36,274)
Interest Expense, net - related parties	(27,319)	-	(55,052)	(28,404)
Earnings from equity investments	-	-	55,105	-

Loss before provision for income taxes	(3,116,747)	(677,052)	(1,198,575)	(512,055)
Income taxes (Note 6)	-	-	-	-

Net Loss	$(3,116,747)	$ (677,052)	$(1,198,575)	$ (512,055)

Basic and diluted loss per share	$ (0.20)	$ (0.05)	$ (0.05)	$ (0.03)
Weighted average number of
shares outstanding	15,725,275	14,069,753	26,036,993	16,433,952

See accompanying notes to consolidated financial statements

AIMS Worldwide, Inc.

Consolidated Statement of Changes in Shareholders’ Deficit

			Additional
	Common Stock		Paid-in	Stock	Retained
	Shares	Amount	Capital	Subscribed	Deficit	Total
				-
Balance, December 31, 2002	13,310,000	$ 13,310	$ 12,191	$ -	$ (92,927)	$ (67,426)
Common Stock issued for cash	1,714,286	1,714	723,055	-	-	724,769
Common stock issued for
technology license (Note 4)	500,000	500	249,500	-	-	250,000
Common stock issued for services	10,000	10	4,990	-	-	5,000
Stock options granted (Note 7)	-	-	4,300	-	-	4,300
Net Loss for year	-	-	-	-	(677,052)	(677,052)
Balance, December 31, 2003	15,534,286	$ 15,534	$ 994,036	-	$ (769,979)	$ 239,591

Common stock issued for services	338,150	338	136,488	-	-	136,826
Common stock issued to acquire
affiliate (Note 2)	1,936,891	1,937	(3,628,098)	-	(55,962)	(3,682,123)
Common Stock issued for cash	3,061,904	3,062	1,171,938	-	-	1,175,000
Common Stock issued in
debt conversion (Note 3)	1,206,221	1,206	1,325,636	-	-	1,326,842
Net Loss for year	-	-	-	-	(3,116,747)	(3,116,747)
Balance, December 31, 2004	22,077,452	$ 22,077	$ -	$ -	$ (3,942,688)	$ (3,920,611)

Common Stock issued for cash (Unaudited)	3,703,570	3,704	1,358,796	(403,750)	-	958,750
Common stock issued for services (Unaudited)	591,539	592	332,321	-	-	332,913
Common Stock issued for debt (Unaudited)	115,000	115	57,385	-	-	57,500
Common Stock issued for payables (Unaudited)	1,850,000	1,850	1,146,530	-	-	1,148,380
Common stock issued to acquire
Prime Time subsidiary (Note 2) (Unaudited)	1,571,870	1,572	969,924	-	-	971,496
Common Stock issued to acquire
HWL subsidiary (Note 2) (Unaudited)	500,000	500	173,700	-	(8,922)	165,278
Net Loss for six months (Unaudited)	-	-	-	-	(1,198,575)	(1,198,575)
Balance, June 30, 2005 (Unaudited)	30,409,431	$ 30,409	$ 4,038,656	$ (403,750)	$ (5,150,185)	$ (1,484,869)

See accompanying notes to consolidated financial statements

AIMS Worldwide, Inc.

Consolidated Statements of Cash Flows

	Year Ended		Six Months Ended
	December 31,		June 30,
	2004	2003	2005	2004
Cash flows from operating activities:			(Unaudited)	(Unaudited)
Net loss	$ (3,116,747)	$ (677,052)	$ (1,198,575)	$ (512,055)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	67,659	59,722	15,795	42,005
Asset impairment charge	1,010,573	125,000	-	-
Stock options granted	6,500	4,300	-	-
Stock issued to employees and others for services	136,826	5,000	332,912	84,478
Earnings from equity investments	-	-	(55,105)	-
	(1,895,189)	(483,030)	(904,973)	(385,572)
Changes in current assets and liabilities:
Accounts receivable and other current assets	147,927	(127,886)	(15,082)	(79,781)
Cash received in acquisitions	-	-	835	347
Accounts payable and other current liabilities	1,108,034	138,126	(87,819)	148,496
Net cash used in operating activities	(639,228)	(472,790)	(1,007,039)	(316,510)

Cash flows from investing activities:
Purchase of equipment	(6,751)	-	-	(4,837)
Deposit on acquisition	(25,000)	-	(50,000)	-
Distributions from equity investments	-	-	20,000	-
Investment in subsidiary and equity investments	-	-	(185,000)	-
Net cash used in investing activities	(31,751)	-	(215,000)	(4,837)

Cash flows from financing activities:
Proceeds from sale of common stock	1,175,000	750,000	958,750	50,000
Offering costs for sale of common stock	-	(25,231)	-	(7,699)
Proceeds from investor deposit	117,033	-	-	-
Proceeds from notes payable - stockholders	50,000	30,000	-	50,000
Repayments of note payable - stockholders	-	(30,000)	(25,000)	-
Net cash provided by financing activities	1,342,033	724,769	933,750	92,301

Net increase in cash	671,054	251,979	(288,289)	(229,046)

Cash, beginning of year	252,464	101	923,518	252,081

Cash, end of year	$ 923,518	$ 252,080	$ 635,229	$ 23,035

Cash paid during the year for:
Interest	$ -	$ 300	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -

See accompanying notes to consolidated financial statements

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

Note 1: Organization, Basis of Presentation and Summary of Significant Accounting Policies

Organization

Description of Operations

AIMS Worldwide, Inc. provides integrated marketing and media services to businesses.

Background

We were incorporated in Nevada on October 7, 2002 to act as the successor to AIMS Group, LLC (the “LLC”).  Effective October 7, 2002, the LLC reorganized and the existing members exchanged 100 percent of their memberships in the LLC for an aggregate of 10,000,000 common shares of our company.  This transaction was a reorganization of companies under common control, and accordingly, it was accounted for at historical cost.

Effective December 17, 2002, Accurate Integrated Marketing Solutions Worldwide, Inc. (“AIMSWI”) merged with ETG Corporation (“ETG”) which was incorporated in the state of Nevada on March 13, 1996.  Subsequent to the merger, ETG changed its name to AIMS Worldwide, Inc.  In 1999, ETG filed a Form SB-2 registration statement with the Securities and Exchange Commission relating to the registration of up to 200,000 shares of common stock at a price of $1.00 per share.  ETG closed the offering in April 2000 and realized approximately $158,250 in proceeds from the public offering, net of related offering costs.

Basis of Presentation

The consolidated financial statements include the accounts of AIMS Worldwide, Inc. and its subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation. When we refer to “we,” “our,” or “us” in this document, we mean AIMS Worldwide, Inc. and its Nevada predecessor. When we refer to “ETG” we mean the predecessor.

Effective February 1, 2005, the Company acquired certain assets of Prime Time Cable, Inc., including investments in three related limited liability companies in exchange for 1,576,086 shares (unaudited) of common stock and $400,000 (unaudited) in cash, to be paid over a period of two years.  PTB is engaged in the design, construction and management of independently owned cable TV and broadband systems.  The acquisition was accounted for as a purchase and the operations of this new subsidiary have been consolidated in the financial statements of AIMS since February 1, 2005, the date of acquisition.  For the investments in the limited liability companies, which are not required to be consolidated, the Company follows the guidance provided by Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

We have incurred significant operating losses since our inception and we have a net working capital deficiency at December 31, 2004.  We are currently seeking equity capital in order to proceed with our business plan.  While we have been successful in the past in raising equity capital, the unique nature of our business concept has limited our ability to acquire additional equity capital.  We believe that we are not a viable candidate for commercial bank debt financing due to our lack of operating history and our lack of tangible assets.   There is no assurance that we will meet the objectives of our business plan or that we will be successful in obtaining additional financing. Because there is no guarantee that we will succeed in accomplishing our objectives, substantial doubt exists about our ability to continue as a going concern.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.   The financial statements do not include any adjustments relating to the recoverability and classification of assets and/or liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to meet its obligations on a timely basis, and, ultimately to attain profitability.

Cash and cash equivalents

For financial accounting purposes and the statement of cash flows, cash equivalents include all highly liquid debt instruments purchased with an original maturity of three months or less.  We had $300,000 on cash equivalents as of December 31, 2004.

Unaudited Information:

The financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 are unaudited. The Company has recorded all necessary adjustments to provide a fair presentation. Results of operations and cash flows for the six months ended June 30, 2005 are not necessarily indicative of results for the year ending December 31, 2005.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Accounts Receivable

Management periodically assesses the Company's accounts receivable and establishes an allowance for estimated uncollectible amounts.  Accounts determined to be uncollectible are charged to operations when that determination is made.  After reviewing and assessing our accounts receivable for collectibility, we have determined that all receivables are collectible.

Intangibles

Our software technology license is stated at cost and the license is amortized over its term of three years.  Our software technology license is amortized using the straight-line method.

Income Taxes

We report income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the liability method in accounting for income taxes. Deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount on the  financial statements. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted law. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in the deferred tax assets and liabilities.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

Earnings/(loss) per share

Basic net income per share is computed by dividing the net income available to common shareholders (the numerator) for the period by the weighted average number of common shares outstanding (the denominator) during the period.  The computation of diluted earnings is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

At December 31, 2004, there was no variance between basic and diluted loss per share as the exercise of outstanding warrants to purchase common stock would be potentially anti-dilutive.

Fair Value of Financial Instruments

Our financial instruments consist of cash, receivables, and accounts payable and accrued expenses. The carrying values of cash, receivables, and accounts payable and accrued expenses approximate fair value because of their short maturities.

The carrying value of the term loans and demand note payable approximates fair value since the interest rate associated with the debt approximates the current market interest rate.

Revenue Recognition

Our revenue policies meet the criteria for realizing and earning revenues set forth in SEC Staff Bulletin (“SAB”) 101 because, when applicable, we recognize revenue and earnings only when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) our vendor’s price is fixed or determinable, and (4) collectibility is reasonably assured.

Revenue for service fees is recognized at the time the service is performed. Revenue for product sales is recognized at the time the product is delivered. Advertising revenue is earned as the advertisements are aired.  Revenue from speaking engagements is recognized after the speech is delivered.

A substantial portion of our 2004 service revenue was derived from a cost-plus service contract with a related entity.   In accordance with Emerging Issues Task Force (EITF) Issue 99-19 “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we recognize the net amount of revenue retained under the contract because we have earned a management fee.

Stock-based Compensation

We account for stock-based employee compensation issued under compensatory plans using the intrinsic value method, which calculates compensation expense based on the difference, if any, on the date of the grant, between the fair value of our stock and the option exercise price. Generally accepted accounting principles require companies who choose to account for stock option grants using the intrinsic value method to also determine the fair value of option grants using an option-pricing model, such as the Black-Scholes model, and to disclose the impact of fair value accounting in a note to the financial statements. In December 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123.” We did not elect to voluntarily change to the fair value based method of accounting for stock based employee compensation and record such amounts as charges to operating expense.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

We account for stock-based consulting compensation under the fair value based method which calculates compensation expense based on the fair value of the options expected to vest on the date the option is granted.

However, the FASB revised Statement No. 123 in 2004.  Statement No. 123, as revised, requires recognition of the cost of employee services provided in exchange for stock options and similar equity instruments based on the fair value of the instrument at the date of grant. Statement 123, as originally issued, is effective until the provisions of Statement 123(R) are fully adopted. Statement 123(R) is effective the first interim reporting period after December 15, 2005. The Company will adopt this guidance as of June 15, 2005 and begin recognizing compensation expense related to stock options should any be issued. The requirements of SFAS No. 123 will also be applied to stock options granted subsequent to December 15, 2005.

Property and Equipment;

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. The recoverability of property and equipment is evaluated whenever indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment charges have been recorded for the years ended December 31, 2004 and 2003 and the period from May 24, 2002 (inception) through December 31, 2004.

Impairment or Disposal of Long-Lived Assets

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. We assess the recoverability of our long-lived and intangible assets by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

Note 2:  Acquisition Of Subsidiaries

We acquired a 100 percent interest in the common stock of Harrell Woodcock Linkletter & Vincent, Inc. (HWL), a Florida corporation engaged in the marketing development service industry.  It was acquired, effective April 15, 2005, and is operated as a wholly owned subsidiary.  The results of operations of this newly acquired subsidiary are included in our operations from the date of acquisition.  The purchase price included 500,000 shares (unaudited) of common stock, valued at $174,200 (unaudited) and payment of $8,922 (unaudited) of accounts payable.  HWL had no assets at the time of acquisition so the entire purchase price was recorded as goodwill.

We acquired a 100 percent interest in certain assets of Prime Time Cable, Inc. and placed those assets in Prime Time Broadband, Inc. (“PTB”), which was formed to acquire design, construct and manage private cable and Internet systems.  Prime Time Cable, Inc.’s assets were acquired, effective February 1, 2005. PTB is operated by our wholly owned subsidiary, AIMS Interactive, Inc.  The results of operations of our newly acquired subsidiary are included in our operations from the date of acquisition.  This subsidiary includes wholly owned systems and systems owned and operated by limited liability companies in which we have ownership interests between 33% and 50%.  Operations of the limited liability companies are included in our consolidated financial statements under the equity method of accounting for investments as one-line items on the statement of operations and on the balance sheet.  The limited liability companies, Terra Verde Communications LLC, Belmere Communications LLC, and Emerald Island Communications LLC, were acquired at a cost that includes $453,428 (unaudited) of goodwill.

The primary reason for this acquisition was to enter the private cable and broadband business from which to increase subscriber services and advertiser services.

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical corrections and to address certain implementation issues that had arisen. A variable interest entity ("VIE") is a corporation, partnership, trust, or any other legal structure used for business purposes that does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is the primary beneficiary of the VIE. The primary beneficiary of a VIE is an entity that is subject to a majority of the risk of loss from the VIE's activities or entitled to receive a majority of the entity's residual returns, or both. As of December 31, 2004, the Company is not a primary beneficiary of any VIE's.

For investments that are not required to be consolidated, the Company follows the guidance provided by Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

Important factors that contributed to the purchase price exceeding the net book value of the PTB assets acquired are:

1. The current market price value for similar private cable services;

2. Historically, subscriber contracts have increased in value; and

3. The opportunity to provide additional broadband services to the existing subscribers.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

The purchase price included 1,576,086 shares of our common stock valued at $971,500 (unaudited) and $400,000 (unaudited) cash.  Cash paid through closing totaled $150,000 (unaudited), with $50,000 due over six months and two annual payments of $100,000 each.  We issued 1,050,000 shares (unaudited) of our common stock at closing and issued another 526,086 shares (unaudited) in June.  We negotiated the right to re-purchase 788,043 of the shares for $1.50 each for up to three years from the purchase date.  Should we re-purchase any shares, we will not adjust the purchase price.  There were no amounts assigned to research and development costs.

The following condensed balance sheet reflects the amount assigned to each major asset and liability caption of PTB at the date of acquisition:

Cash	$ 835
Other current assets	56,999
Property & equipment	250,500
Equity investments	679,452
Goodwill	606,548
Noncompete agreement	50,000
Current liabilities	(56,834)
Deferred taxes	(216,000)
Total consideration paid	$ 1,371,500

Pro forma financial information was furnished in Form 8-K.

Note 3: Related Party Transactions

We accrued stock-based compensation totaling $1,123,380 as of December 31, 2004 for services performed by our officers during 2004.  In January 2005, we issued those officers a total of 1.8 million shares of common stock valued $1,123,380 in satisfaction of our liability.

In 2004, we exchanged equity interests with ATB Media, Inc. (“ATB”.)  ATB was formed in 1997 in Delaware to participate in the acquisition and operation of radio and television stations.  We accounted for this transaction at historical cost because prior to the acquisition, ATB was an entity under common control.  We issued 1,936,891 shares of our common stock for all of the outstanding common stock of ATB, which had net liabilities of $3,783,983.

Prior to our acquisition of ATB in 2004, ATB had advanced $1,010,573 to entities acquiring certain of these radio stations.  In addition, ATB had acquired interests in other entities totaling $201,659. Because of uncertainty in recovering these investments, management has written them off.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

Unsecured notes payable, due on demand, and related accrued interest to related parties as of December 31, 2004 follow:

	Principal	Interest
Max E. Miller, 15% interest	$ 125,000	$ 39,376
Michael Foudy, -0-% interest	125,000	-
Michael Foudy, 15% interest	282,744	286,668
Denison E. Smith, 12% interest	248,710	142,171
Gerald Garcia, 10% interest	30,000	24,000
Media Partners, 6.5% interest	164,515	34,150
Foudy/Miller	-	16,755
	$ 975,969	$ 543,120

In 2004, certain debt holders forgave debt totaling $1,326,843 of our notes payable and accrued interest in exchange for a total of 1,206,220 shares of our common stock as follows:

		Number of
	Debt	Shares
Max E. Miller, 15% interest	$ 155,001	140,910
Michael Foudy, -0-% interest	125,000	113,636
Michael Foudy, 15% interest	548,383	498,530
Denison E. Smith, 12% interest	375,959	341,781
Gerald Garcia, 10% interest	52,500	47,727
Edward Debolt, 10% interest	70,000	63,636
	$ 1,326,843	1,206,221

In 2004 and 2003, respectively, we paid consulting fees totaling $157,250 and $60,891 to Directors, acting in the capacity of consultants.

In 2004, we paid legal fees totaling $25,000 to a shareholder acting in the capacity of an attorney. We are indebted to the shareholder in the amount of $37,500 as of December 31, 2004.

In 2004 and 2003, respectively, we paid consulting fees totaling $5,693 and $-0- to a shareholder. We are indebted to the shareholder in the amount of $33,333 as of December 31, 2004.

In 2004 and 2003, respectively, we paid consulting fees totaling $21,904 and $-0- to a shareholder. We are indebted to the shareholder in the amount of $32,340 as of December 31, 2004.

We are indebted to affiliates in the amount of $30,923 as of December 31, 2004.

During the first quarter of this year, we extinguished approximately $195,000 (unaudited) in obligations due to related parties.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

In 2003, we paid legal and other costs on behalf of ATB Media Services, Inc., an affiliate, totaling $65,319.  We incurred these costs in connection with a proposed business combination.

In 2004 and 2003, respectively, we recorded $131,463 and $270,958 in revenue from related entities, representing a concentration of 20 percent and 96 percent of total revenue.  In addition, we recorded $115,788 and $191,276, respectively in revenue from a related organization that the Company is managing under a cost plus fee arrangement, representing 75 percent and 61 percent of total revenue.

We subleased office space from the organization that we managed at a cost of $1,733 per month under an agreement that ran through December 2003.  Total sublease payments were $4,720 and $28,269 for the years ended December 31, 2004 and 2003, respectively.  We obtain office support, equipment and services under cost sharing agreements with this organization and an unrelated Company with which it shares subleased office space accrued at a total monthly cost of $8,750. Total payments under the cost-sharing arrangements were $-0- and $105,000 for the years ended December 31, 2004 and 2003, respectively.  We are indebted to the organization in the amount of $42,136 as of December 31, 2004.

We have a license agreement with a partnership that includes our officers and shareholders under which the partnership will pay an initial fee of $1,500 and a royalty of one percent of revenue for the use of business methods, processes and intellectual property developed by the constituent partners, including the “Accurate Integrated Marketing Solutions” business services model and related trade secret systems and processes, URLs, logos and trade names.

Note 4: Technology License Agreement

In April 2003, we issued 500,000 shares of our common stock in exchange for a license to use certain technology.  We valued the license at $250,000.  In the fourth quarter of 2003, we completed a review of our assets that identified the license as an asset whose carrying amount was not fully recoverable.  As a result of this review, we recorded an asset impairment charge of $125,000.  We fully amortized the remaining balance in 2004.  As of December 31, 2004, the carrying value of the license is $-0-.

Note 5: Notes Payable

Notes payable consist of the following notes payable at December 31, 2004:

Various individuals, 10% interest	$ 100,000	$ 44,759
Denton Hall, 10% interest	50,000	7,171
Angela Noble, 11% interest	500,000	220,000
Christopher Phillips, 11% interest	500,000	220,000
Keith D. Stein, 10% interest	30,000	12,637
Gene Jewett, 10% interest	4,493	1,872
Edward Debolt, 10% interest	40,000	32,000
	$ 1,224,493	$ 538,439

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

Except for the Denton Hall promissory note, the notes are the obligation of our subsidiary, ATB, and are in default.  Principal and accrued interest on the Denton Hall promissory note was paid in January 2005 by issuing 115,000 shares (unaudited) of newly issued common stock.

In February 2005, the Company issued promissory notes totaling $250,000 (unaudited) in conjunction with the Prime Time acquisition as further described in note 2, Acquisitions.  The balance of these notes at June 30, 2005 was $225,000 (unaudited).

Note 6: Income Taxes

Because we underwent an ownership change in 2002, as defined in Section 382 of the Internal Revenue Code, our tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of those losses.

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the years ended December 31, 2004 and 2003 follows:

	Years Ended
	December 31,
	2004	2003
U.S. statutory federal rate	31.96%	31.59%
State income tax rate, net	6.00%	7.10%
NOL for which no tax
benefit is currently available	-37.96%	-38.69%

	0.00%	0.00%

The benefit for income taxes from operations consisted of the following components at December 31, 2004: current tax benefit of $1,464,000 resulting from a net loss before income taxes, and deferred tax expense of $1,464,000 resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses.

The benefit for income taxes from operations consisted of the following components at December 31, 2003: current tax benefit of $281,000 resulting from a net loss before income taxes, and deferred tax expense of $281,000 resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses.

The change in the valuation allowance for the year ended December 31, 2004 was $1,183,000. The change in the valuation allowance for the year ended December 31, 2003 was $262,000. Net operating loss carryforwards at December 31, 2004 will expire in 2024. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Note 7: Stockholders' Deficit

Preferred stock

The preferred stock may be issued in series as determined by the Board of Directors. As required by law, each series must designate the number of shares in the series and each share of a series must have identical rights of (1) dividend, (2) redemption, (3) rights in liquidation, (4) sinking fund provisions for the redemption of the shares, (5) terms of conversion and (6) voting rights.

Common stock

During the three months ended March 31, 2005, we issued 80,000 shares (unaudited) of previously authorized but unissued common stock for services valued at $45,076 (unaudited).  During the three months ended June 30, 2005, we issued 50,000 shares (unaudited) of previously authorized but unissued common stock for services valued at $24,991 (unaudited) and another 461,539 shares (unaudited) related to equity financing valued at $262,846 (unaudited).

During the three months ended March 31, 2005, we issued 1,850,000 shares (unaudited) of previously authorized but unissued common stock to extinguish notes payable and related accrued interest totaling $1,148,380 (unaudited).

During the three months ended March 31, 2005, we issued 115,000 shares (unaudited) of previously authorized but unissued common stock to extinguish notes payable and related accrued interest totaling $57,500 (unaudited).

During the three months ended March 31, 2005, we sold 2,453,571 shares (unaudited) of previously authorized but unissued common stock in a private offering to accredited investors for net proceeds of $925,000 (unaudited).  During the three months ended June 30, 2005, we sold 1,250,000 shares (unaudited) of previously authorized but unissued common stock in a private offering to accredited investors for net proceeds of $437,500 (unaudited), which includes a subscription receivable of at June 30, 2005 of $403,750 (unaudited).

On February 1, 2005, we purchased the assets of Prime Time Cable, Inc. in exchange for cash and 1,576,086 shares (unaudited) of previously authorized but unissued common stock.  Of the shares, we issued 1,050,000 (unaudited) in February 2005 and the remaining 526,086 (unaudited) in June. We negotiated the right to re-purchase 788,043 of the shares for $1.50 each for up to three years from the purchase date.

On April 15, 2005, we purchased the common stock of Harrell Woodcock Linkletter & Vincent, Inc. (HWL). in exchange for 500,000 shares (unaudited) of previously authorized but unissued common stock.

In January 2005 we issued 1,800,000 shares (unaudited) of previously authorized but unissued common stock to our officers for services performed during 2004.  The stock was valued at $1,123,380 (unaudited).

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

During the year ended December 31, 2004, we issued 338,150 shares of previously authorized but unissued common stock to consultants and employees for services provided. The stock was valued at $136,826.  The compensation expense was measured based on the market price on the day it was issued.

In December 2004, we issued 1,206,221 shares of previously authorized but unissued common stock in exchange for debt forgiveness and modification in the amount of $1,326,842.

During the year ended December 31, 2004, we sold 3,061,904 shares of previously authorized but unissued common stock pursuant in a private offering to accredited investors.  We received net proceeds of $1,175,000 from the offering, after deducting offering costs of $17,293.

In April and August of 2004, we issued a total of 1,936,891 shares of previously authorized but unissued common stock in exchange for all of the issued and outstanding shares of ATB Common Stock. ATB became a wholly owned subsidiary of the Company.

In January of 2004, we sold 100,000 shares of previously authorized but unissued common stock to an accredited investor for $50,000 or $.50 per share. The securities were sold in a private transaction without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investor had a pre-existing relationship with AIMS and had access to all material information pertaining to the Company's financial condition. No broker was involved and no commissions were paid in the transaction.

In August 2003, we issued 10,000 shares of our common stock for public relations services.  The shares were valued by the Board of Directors at $.50 per share based upon contemporaneous sales of stock for cash to unrelated third parties.  Because the shares of common stock were not registered, the stock certificates bear certain legends regarding transferability.  We recorded $5,000 in compensation expense for the public relations services.

In April 2003, we issued 500,000 shares of previously authorized but unissued common stock to an unrelated third-party for an exclusive three-year software license.  The shares were valued by the Board of Directors at $.50 per share based upon contemporaneous sales of stock for cash to unrelated third parties.  Because the shares of common stock were not registered, the stock certificates bear certain legends regarding transferability.  We recorded $5,000 in compensation expense for the public relations services.

During the year ended December 31, 2003, we circulated a private offering memorandum relating to the private offering of shares of our common stock.  The securities have not been registered pursuant to the Securities Act of 1933, as amended (the “ACT”), nor have they been registered under the securities act of any state.  These securities were offered pursuant to an exemption from registration requirements of the Act and exemptions from registration provided by applicable state securities laws.  Our management, who was not paid any commission or compensation for offering or selling the securities, sold the securities.  We sold 1,714,286 shares of previously authorized but unissued common stock for net proceeds of $724,769, after deducting offering costs of $25,231.

AIMS WORLDWIDE, INC.

Notes to Consolidated Financial Statements

Contingent common shares

We are contractually bound to issue 500,000 shares to an unrelated third-party should certain conditions be met by ATB by April 2005.  In addition, we contractually bound to issue 1,500,000 shares to an unrelated third-party should certain conditions be met by ATB by April 2008.

Options and warrants to purchase common stock

In November 2004, we granted to two employees, warrants to purchase 36,000 shares of our common stock at $0.50 per share.  The warrants vested in January 2005 and expire on December 31, 2006.  We used an option-pricing model to value the warrants. Factors used to price the option were as follows:

Market price of stock	$ 0.50
Estimated volatility of stock price	51%
Discount rate	2%
Dividends	None
Estimated option life	Three years

In March 2003, we granted an officer, an option to purchase 30,000 shares of our common stock at $1.00 per share.  The option vested immediately and expires in April 2006.  We used an option-pricing model to value the option. Factors used to price the option were as follows:

Market price of stock	$ 0.50
Estimated volatility of stock price	69%
Discount rate	2%
Dividends	None
Estimated option life	Three years

Authorization to grant common stock options

During the year ended December 31, 2003, our Board of Directors authorized us to grant options to our officers to purchase up to a total of 1 million shares of common stock each year for the next five years.  However, no options have been granted under this authorization.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT AIMS WORLDWIDE, INC., EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

This prospectus does not constitute an offer                         ----------------------

to sell, or a solicitation of an offer to buy

any securities:                                                                       PROSPECTUS

   [ ] except the common stock offered by                             ----------------------

       this prospectus;

   [ ] in any jurisdiction in which the offer

       or solicitation is not authorized;

   [ ] in any jurisdiction where the dealer                                   20,000,000

       or other salesperson is not                                   SHARES OF COMMON STOCK

       qualified to make the offer

       or solicitation;

   [ ] to any person to whom it is                                   AIMS WORLDWIDE, INC.

       unlawful to make the offer or

        solicitation; or                                                                 October 24, 2005

[ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

[ ] there have been no changes in the affairs of aims after the date of this prospectus; or

[ ] the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of AIMS. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AIMS pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,423
Printing and Engraving Expenses	2,500
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	25,000
Miscellaneous	6,077
TOTAL	$50,000

RECENT SALES OF UNREGISTERED SECURITIES

We have issued the following securities in the past three years without registering them under the Securities Act of 1933.

Unless otherwise noted the following shares were sold in private transactions and issued in reliance of the exemption provided by Section 4(2) of the Securities Act of 1933.  The transactions do not involve any public offering or broker and no commissions were paid on the transaction.

In September 2005, we issued warrants for 500,000 restricted shares of our common stock at $1.75 per share.  The warrants were issued to Petersen Wong, LLC for consulting services.

During the three months ended March 31, 2005, we issued 80,000 shares of previously authorized but unissued common stock for services valued at $45,076.

During the three months ended March 31, 2005, we issued 1,850,000 shares of previously authorized but unissued common stock to extinguish notes payable and related accrued interest totaling $1,148,381.

During the three months ended March 31, 2005, we issued 115,000 shares of previously authorized but unissued common stock to extinguish notes payable and related accrued interest totaling $57,500.

During the three months ended March 31, 2005, we sold 2,453,571 shares of previously authorized but unissued common stock in a private offering to accredited investors for net proceeds of $925,000.

On January 28, 2005, we purchased the assets of Prime Time Cable, Inc. in exchange for cash and 1,576,086 shares of previously authorized but unissued common stock.  Of the shares issued we have placed 526,086 of the shares in escrow pending successful completion of the Prime Time Cable, Inc. audit. We negotiated the right to re-purchase 788,043 of the shares for $1.50 each for up to three years from the purchase date.

In January 2005 we issued 1,800,000 shares of previously authorized but unissued common stock to our officers for services performed during 2004.  The stock was valued at $1,123,380.

During the year ended December 31, 2004, we issued 388,150 shares of previously authorized but unissued common stock to consultants and employees for services provided. The stock was valued at $238,631.  The compensation expense was measured based on the market price on the day it was issued.

In December 2004, we issued 1,206,221 shares of previously authorized but unissued common stock in exchange for debt forgiveness and modification in the amount of $1,326,843.

During the year end December 31, 2004, we sold 3,061,904 shares of previously authorized but unissued common stock pursuant in a private offering to accredited investors.  We received net proceeds of $1,175,000 from the offering.

In April and August of 2004, we issued a total of 1,936,891 shares of previously authorized but unissued common stock in exchange for all of the issued and outstanding shares of ATB Common Stock. ATB became a wholly owned subsidiary of the Company.

In January of 2004, we sold 100,000 shares of previously authorized but unissued common stock to an accredited investor for $50,000 or $.50 per share. The securities were sold in a private transaction without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investor had a pre-existing relationship with AIMS and had access to all material information pertaining to the Company's financial condition. No broker was involved and no commissions were paid in the transaction.

In August 2003, we issued 10,000 shares of our common stock for public relations services.  The shares were valued by the Board of Directors at $.50 per share based upon contemporaneous sales of stock for cash to unrelated third parties.  Because the shares of common stock were not registered, the stock certificates bear certain legends regarding transferability.  We recorded $5,000 in compensation expense for the public relations services.

In April 2003, we issued 500,000 shares of previously authorized but unissued common stock to an unrelated third-party for an exclusive three-year software license.  The shares were valued by the Board of Directors at $.50 per share based upon contemporaneous sales of stock for cash to unrelated third parties.  Because the shares of common stock were not registered, the stock certificates bear certain legends regarding transferability.  We recorded $5,000 in compensation expense for the public relations services.

During the year ended December 31, 2003, we circulated a private offering memorandum relating to the private offering of shares of our common stock.  The securities have not been registered pursuant to the Securities Act of 1933, as amended (the “ACT”), nor have they been registered under the securities act of any state.  These securities were offered pursuant to an exemption from registration requirements of the Act and exemptions from registration provided by applicable state securities laws.  Our management, who was not paid any commission or compensation for offering or selling the securities, sold the securities.   We sold 1,714,286 shares of previously authorized but unissued common stock for net proceeds of $724,769, after deducting offering costs of $25,231.

Derivative Securities

In November 2004, we granted to two employees, warrants to purchase 36,000 shares of our common stock at $0.50 per share.  The warrants vested in January 2005 and expire December 31, 2006.

In March 2003, we granted an officer an option to purchase 30,000 shares of our common stock at $1.00 per share.  The option vested immediately and expires in April 2006.

INDEX TO EXHIBITS

Exhibit Number

Description

Location

Exhibit 3(I)

Articles of Incorporation as Amended

      *

Exhibit 3(ii)

Bylaws

      *

Exhibit 5

Legal Opinion included in Exhibit 23.1

Attached

Exhibit 10(i)

Standby Equity Agreement – Cornell

Attached

Exhibit 10(ii)

Registration Rights Agreement – Cornell

Attached

Exhibit 10(iii)

Sloan Securities Corporation Placement Agent Agreement

Attached

Exhibit 10(iv)

Escrow Agreement

Attached

Exhibit 23(i)

Consent of Cletha A. Walstrand, P.C.

Attached

Exhibit 23(ii)

Consent of Cordovano and Honeck LLP

Attached

* Incorporated by reference. Filed as exhibit to SB-2 filed September 8, 1999

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)

Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on October 24, 2005.

AIMS WORLDWIDE, INC.

By:  /s/ Gerald Garcia

Gerald Garcia, Jr.

Chief Executive Officer

Oct. 24, 2005

By:  /s/ Patrick J. Summers

Patrick J. Summers

Chief Financial Officer

Oct. 24, 2005

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald Garcia, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Michael Foudy

Michael Foudy

Chairman of the Board of Directors

Oct. 24, 2005

/s/ Joseph Vincent

B. Joseph Vincent

Vice Chairman of the Board of Directors

Oct. 24, 2005

/s/ Gerald Barcia, Jr.

Gerald Garcia, Jr.

Director

Oct. 24, 2005